Exhibit 2(ii)

ASSET PURCHASE AGREEMENT

by and among

TRICO STEEL COMPANY, L.L.C.

NUCOR STEEL ALABAMA, LLC

and

NUCOR CORPORATION

Dated as of November 9, 2001

i

9.11	Misdirected Payments; Offset Rights.	46
9.12	Severability	47
9.13	Entire Agreement; Counterparts; Amendment	47
9.14	Survival	47
9.15	Drafting	48
9.16	Confidentiality	48
9.17	Publicity	48

LIST OF SCHEDULES AND EXHIBITS

Schedule 2.01(a)	List of Real Property
Schedule 2.01(b)	List of Personal Property
Schedule 2.01(e)	List of Assumed Contracts
Schedule 2.01(f)	List of Licenses, Permits and Approvals
Schedule 2.01(g)	List of Intellectual Properties and Computer Software
Schedule 2.01(h)	List of Investments
Schedule 2.02(b)	Completed Contracts
Schedule 2.02(d)	Excluded Assets
Schedule 2.02(h)	Claims and Causes of Action
Schedule 2.03	Assumed Liabilities
Schedule 3.02(b)	Requisite Approvals, Consents and Filings
Schedule 3.02(c)	Breaches of Assumed Contracts
Schedule 3.02(d)	Violations of Legal Requirements
Schedule 3.04	Agreements, Contracts, Commitments and Rights
Schedule 3.05	Financial Statements
Schedule 3.06	Recent Activities
Schedule 3.07	Direct, Indirect and Beneficial Interests
Schedule 3.08	Equipment Condition
Schedule 3.09	Title to Personal Property
Schedule 3.10	Real Property Encumbrances
Schedule 3.10(b)	Permitted Encumbrances
Schedule 3.11	Environmental Matters
Schedule 3.12(a)	Exceptions to Ownership of Intellectual Properties and Computer Software
Schedule 3.12(b)	Patents
Schedule 3.12(c)	Licenses of Intellectual Properties
Schedule 3.13	Insurance
Schedule 3.15	List of Contracts
Schedule 3.16	Contract Disclosures
Schedule 3.17(b)	Employees and Employee Relations
Schedule 3.18(a)	Employee Benefit Plans
Schedule 3.19	Litigation and Proceedings
Schedule 3.20(b)	Tax Matters
Schedule 3.20(c)	List of Income Tax Returns
Schedule 3.20(d)	Basis in Assets
Schedule 4.02(b)	Requisite Approvals, Consents and Filings
Schedule 5.03	Certain Actions
Schedule 5.04	Employment and Severance Contracts
Schedule 5.14(b)	List of Rejected Contracts

Exhibit A	Form of Escrow Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the ______ day of November, 2001, by and between NUCOR STEEL ALABAMA, LLC, a Delaware limited liability company (together with its assignees, if any, “Buyer”), NUCOR CORPORATION, a Delaware corporation (“Guarantor”), and TRICO STEEL COMPANY, L.L.C., a Delaware limited liability company (“Seller”).

WITNESSETH

WHEREAS, Seller is currently a debtor and debtor-in-possession in the Bankruptcy Case (as defined) currently pending before the Bankruptcy Court (as defined);

WHEREAS, pursuant to this Agreement and in furtherance of the Transaction (as defined), Seller will covenant pursuant to this Agreement to seek the Buyer Protection and Bidding Procedures Order (as defined), the Executory Contract Assumption and Assignment Order (as defined) and the Sale Order (as defined) from the Bankruptcy Court; and

WHEREAS, Seller desires to sell the Assets to Buyer, and Buyer desires to purchase the Assets from Seller, on the terms and subject to the conditions set forth in this Agreement,

NOW, THEREFORE, for and in consideration of the foregoing premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and accepted, the parties, intending to be legally bound, hereby agree as follows:

1.         DEFINITIONS AND REFERENCES

1.01    Definitions.

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings given:

Accounts Receivable: all accounts receivable of Seller, of whatever kind or nature, including all current or deferred rights to payment for projects completed or commenced or services rendered on or prior to the Closing Date, whether or not such services have been billed by Seller as of the Closing Date;

Adverse Consequences: regardless of any disclosures by Seller and any knowledge of Buyer, any and all actual or reasonably estimated expenses, liabilities, claims, costs, or other impairments in value of any kind (including reasonable attorneys’ fees and expenses associated therewith) relating to the Assets or the Business or the operation or use thereof, that individually or in the aggregate total Seven Million Five Hundred Thousand Dollars ($7,500,000); provided, however, that Adverse Consequences shall not include (i) items that are required to be paid, discharged or assumed by Buyer pursuant to the Assumed Contracts; (ii) any items reflected on Schedule 2.02(d); and (iii) any items reflected on Schedule 2.03.

Affiliate: any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person, including the power to direct or cause the direction of the management and policies of a Person, whether through the beneficial ownership of more than fifty (50%) percent of the equity securities of such Person, election or appointment of directors, by Contract or otherwise;

Affiliated Group: any affiliated group within the meaning of §1504 of the Code or any similar group defined under a similar provision of state, local or foreign law;

Agent: JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as the administrative agent under the Credit Agreement.

Agreement: this Asset Purchase Agreement and all Exhibits and Schedules attached hereto, as amended, consolidated, supplemented, novated or replaced by the parties from time to time;

Assets: all of Seller’s assets, real, personal and mixed, tangible and intangible, including assets owned by Seller or leased by Seller pursuant to capital leases, and including the assets reflected on the Interim Financial Statements in such amounts as exist on the Closing Date, but excluding in any event the Excluded Assets;

Assumed Contracts: all Contracts of Seller described on Schedule 2.01(e), as may be amended by Buyer in Buyer’s sole discretion at any time prior to Closing;

Assumed Liabilities: all liabilities and obligations of Seller set forth on Schedule 2.03;

Audited Financial Statements: the audited consolidated balance sheets and the audited consolidated statements of operations and comprehensive income and cash flows of Seller for the fiscal years ended December 31, 1998 and December 31, 1999, together with the notes thereto and the report thereon of Ernst & Young, LLP, independent certified public accountants, and any audited restatements thereof;

Bankruptcy Case: the case under Chapter 11 of the Bankruptcy Code filed by Seller in the Bankruptcy Court;

Bankruptcy Code: 11 U.S.C. §§ 101 et seq., and applicable federal rules of bankruptcy procedure thereunder;

Bankruptcy Court: (a) the United States Bankruptcy Court for the District of Delaware, (b) to the extent of any reference under §157 of Title 28 of the United States Code, the unit of such District Court constituted under §151, Title 28 of the United States

Code or (c) such other Court to which the Bankruptcy Case may be transferred;

Bid Deadline: the date established in the Buyer Protection and Bidding Procedures Order as the deadline for submissions of Qualified Bids;

Break-Up Fee: an amount equal to Three Million Nine Hundred Thousand Dollars ($3,900,000) to be paid to Buyer by Seller, or to Seller by Buyer, under the circumstances set forth in Article 8 hereof.

Business: the steel mill and ancillary facilities related thereto owned, leased, managed or otherwise operated or conducted by Seller and located in Decatur, Alabama; provided, however, that the term “Business” shall not include any businesses operated or conducted by or through Trico, Inc.;

Business Day: any day on which the banks located in Charlotte, North Carolina are open for and conduct business, excluding any Saturday, Sunday and/or public holiday observed in Charlotte, N.C.

Buyer: as defined in the Preamble;

Buyer Protection and Bidding Procedures Order: an Order of the Bankruptcy Court that (a) approves the Seller’s entering into this Agreement, the Termination Fee, the Break-Up Fee and the Expense Reimbursement on the terms and conditions set forth in Section 8.04 and (b) otherwise is in form and substance reasonably acceptable to Buyer and that (i) conforms to the description set forth in Section 5.15(c), (ii) approves the provisions of Sections 5.01, 5.02, 5.03, 5.05 and 5.16 and (iii) authorizes and directs Seller to observe and perform its obligations under the Buyer Protection and Bidding Procedures Order;

Cash: cash and cash equivalents;

Closing: as defined in Section 8.01;

Closing Date: the date on or as of which the Closing occurs;

Code: the Internal Revenue Code of 1986, as amended;

Competing Proposal: a competitive bid or proposal from a third party (a) to purchase substantially all of Seller’s assets whether in a separate transaction or series of transactions or as part of a plan of reorganization of Seller or (b) for any merger, consolidation, liquidation, dissolution or similar transaction involving Seller;

Completed Contracts: Contracts of Seller, including those specifically set forth on Schedule 2.02(b), under which substantially all of the contractual work effort of Seller has been completed, even if such Contracts have continuing warranty obligations, administrative matters or work related to warranty or other claims;

Completed Contracts Receivables: all Accounts Receivables related to Completed Contracts;

Contracts: all commitments, contracts, leases, licenses, agreements and understandings, written or oral, relating to the Assets or the operation of the Business to which Seller is a party or by which it or any of its Assets are bound;

Controlled Group: with respect to Seller, a group consisting of each trade or business (whether or not incorporated) that, together with Seller, would be deemed a “single employer” within the meaning of §4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of §414 of the Code;

Credit Agreement: the Credit and Reimbursement Agreement, dated as of November 30, 1995, among the Seller, the several lenders from time to time parties thereto, the Agent, and JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as Issuing Bank.

Deposit: as defined in Section 2.05(b);

Effective Date: the latest date on which occurs Seller’s, Buyer’s and Guarantor’s execution of this Agreement;

Employee Benefit Plan: any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program;

Employee Welfare Benefit Plan: as defined in §3(1) of ERISA;

Encumbrances: liabilities, levies, claims, charges, assessments, mortgages, security interests, liens, pledges, conditional sales agreements, title retention contracts, leases, subleases, rights of first refusal, rights of setoff, rights of recompense and other similar rights, options to purchase, restrictions, easements, covenants and other encumbrances, and agreements or commitments to create or suffer any of the foregoing;

Environmental Claim: any oral or written notice by a Person alleging liability (including liability for investigatory costs, cleanup costs, Governmental Authority response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by Seller, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws; or (c) circumstances in which Seller have or may have retained or assumed either contractually or by operation of law any liability for any

Environmental Claims alleged or asserted against any third party;

Environmental Laws: any and all Legal Requirements relating to pollution or protection of human health or the environment (including ground water, land surface or subsurface strata), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling, reporting or handling of Materials of Environmental Concern;

Environmental Studies: the United States Environmental Protection Agency Self-Assessment prepared on behalf of Seller by RMT Incorporated dated February 1, 2001 and the Phase I environmental studies dated March 23, 1995, April 14, 1995 and October 12, 1995;

ERISA: the Employee Retirement Income Security Act of 1974, as amended;

Escrow Agent: as defined in Section 2.05(b);

Excluded Assets: as defined in Section 2.02;

Excluded Liabilities: any and all liabilities or obligations of Seller of any kind or nature, other than the Assumed Liabilities, whether known or unknown, fixed or contingent, recorded or unrecorded, and whether arising before or after the Closing, including claims relating to professional liability, errors and omissions, pending and threatened litigation, pending and future claims relating to asbestos, and claims in connection with performance, surety or other bonds relating to Completed Contracts or Rejected Contracts;

Executory Contract Assumption and Assignment Order: an Order of the Bankruptcy Court, which may be the Sale Order and must be in form and substance reasonably acceptable to Buyer, that (a) approves the provisions of Section 5.14(a), (b) authorizes and directs Seller, pursuant to §365 of the Bankruptcy Code, to assume and to assign to Buyer the Assumed Contracts and to make all pre-petition and post-petition payments related thereto that are not Assumed Liabilities (c) determines that Buyer has provided adequate assurance of future performance relative to the Assumed Contracts, and (d) conclusively establishes the amounts necessary to cure all defaults under the Assumed Contracts;

Expense Reimbursement: an amount up to One Million Dollars ($1,000,000) to reimburse Buyer for any and all of its actual, reasonable out-of-pocket costs and expenses (including documented legal, accounting, and other consultant fees and expenses) incurred in connection with or related to the Transaction, that shall be paid by Seller to Buyer under the circumstances set forth in Section 8.04(c), Section 8.04(d) or Section 8.04(e);

Final Order: an order of the Bankruptcy Court, the operation or effect of which has not been stayed, and that is not subject to any pending appeal, request for leave to appeal or request for reconsideration and as to which the time for any such appeal, request for leave to appeal or request for reconsideration has expired;

GAAP: as defined in Section 3.05;

Governmental Authorities: all agencies, authorities, bodies, boards, commissions, courts (including the Bankruptcy Court), instrumentalities, legislatures and offices of any nature whatsoever of any federal, state, county, district, municipal, city, foreign or other government or quasi-government unit or political subdivision;

HSR Act: the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended;

Immaterial Contracts: Contracts that (i) require the future performance by Seller of services having a value of Seventy-Five Thousand Dollars ($75,000) or less, or (ii) are terminable by Seller at any time without cause upon thirty (30) days’ notice or less; provided, however, that, notwithstanding the foregoing, Immaterial Contracts shall not include any Contracts set forth on Schedule 3.15 or any Contracts that, pursuant to §365 of the Bankruptcy Code, are not assumable or assignable without the consent of the non-debtor parties thereto;

Initial Due Diligence Period: as defined in Section 5.05(a);

Intellectual Properties: all of Seller’s marks, names, and all variations of the foregoing, all trademarks, service marks, assumed names, logos, including all goodwill associated therewith, patents, patent rights, copyrights, trade secrets, confidential business information (including research and development, manufacturing and production processes and techniques and pricing and cost information) and similar intangibles (including all variants thereof, applications therefor and renewals or extensions thereof); provided, however, that Intellectual Properties shall not include any right, title or interest in or to the name “Trico Steel Company, L.L.C.”;

Interim Financial Statements: the unaudited consolidated balance sheet of Seller as of September 30, 2001 and consolidated statement of operations and comprehensive income and cash flows of Seller for the three (3) months ended March 31, 2001, attached to this Agreement as Schedule 3.05;

Investments: shares of capital stock of any corporation, interests in partnerships or limited liability companies, or other equity or debt instruments issued by any Person, and proceeds from the sale thereof;

Knowledge of Buyer: with reference to this Agreement means the actual knowledge of the executive officers of Buyer;

Knowledge of Seller: with reference to this Agreement means the actual knowledge of any of the senior management team of Seller, to wit: Richard A. Veitch, Andrew J. Herman, Richard Snyder, James Mohr, Elmer L. Crist, Gregory M. Wotell and Daniel Bobrowski;

Legal Requirements: with respect to any Person, all statutes, ordinances, by-laws, codes, rules, regulations, restrictions, judgments, orders, writs, injunctions, decrees, determinations or awards of any Governmental Authority having jurisdiction over such Person or any of such Person’s assets or businesses;

Letters of Credit: the letters of credit issued pursuant to the Credit Agreement in respect of the Solid Waste Disposal Bonds in the outstanding face amount of $86,000,000, as may have been amended, modified or supplemented

Materials of Environmental Concern: chemicals, pollutants, contaminants, medical waste or specimens, toxic substances, petroleum and petroleum products, including hazardous wastes under the Resource, Conservation and Recovery Act, as amended, 42 U.S.C. §6903 et seq., hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., asbestos, polychlorinated biphenyls and urea formaldehyde, and low-level nuclear materials, special nuclear materials or nuclear-byproduct materials, all within the meaning of the Atomic Energy Act of 1954 as amended, and any rules, regulations or policies promulgated thereunder;

Minimum Incremental Bid Amount: Four Million One Hundred Thousand Dollars ($4,100,000) for any initial incremental bid and Two Million Dollars ($2,000,000) for any additional incremental bids thereafter;

Multiemployer Plan: defined in §§3(37) or 4001(a)(3) of ERISA;

Multiple Employer Plan: an Employee Pension Benefit Plan that is not a Multiemployer Plan and for which a Person who is not a member of a Controlled Group that includes Seller is or has been a contributing sponsor;

Other Plan: any Contract, program or arrangement that provides cash or noncash benefits or perquisites to current or former employees of Seller, but that is not an Employee Benefit Plan, as set forth on Schedule 3.18(a);

Party: any party to this Agreement, its successors and assigns;

Permits: all licenses, permits, consents, approvals and other authorizations of or from all Governmental Authorities that are necessary to the ownership of the Assets or in the conduct of the Business as conducted prior to the Discontinuance of Operation Date;

Permitted Encumbrances: those Encumbrances set forth on Schedule 3.10(b), which Encumbrances generally include utility easements and other customary covenants and restrictions of record that do not adversely affect the ownership or leasing of the Real

Property or the conduct of the Business and Encumbrances related to Assumed Liabilities;

Person: any individual, company, body corporate, association, partnership, firm, joint venture, trust, trustee or Governmental Authority;

Pre-Closing Environmental Matters: all liabilities arising from (i) the pre-closing release of Materials of Environmental Concern either in, on, under or from the Real Property or any current or former facility where Seller has conducted the Business including, without limitation, the effects of such release of Materials of Environmental Concern on natural resources, Persons or property within or outside the boundaries of the Real Property or any such current or former facility, (ii) the presence as of the Closing Date of Materials of Environmental Concern in, on or under the Real Property or any such current or former facility, (iii) the failure on or prior to the Closing Date of the facility or any former facility or any operations of Seller to be in compliance with any Environmental Laws in effect at the time of Closing, (iv) the disposal of Materials of Environmental Concern by the Business or arrangement thereof at any location other than the Real Property or the current or former facilities on or prior to the Closing Date, and (v) any other pre-Closing act, omission or condition existing with respect to any of the Assets or related to the Business, the Real Property or any current or former facility prior to the Closing Date that gives rise to liability under any Environmental Laws in effect at the time of Closing;

Purchase Price: as defined in Section 2.05(a);

Qualified Bid: a Competing Proposal (a) whose ascertainable value is greater than the sum of (i) the Purchase Price, (ii) the Break-Up Fee, (iii) the maximum Expense Reimbursement, and (iv) the initial Minimum Incremental Bid Amount, (b) has substantially the same terms and conditions as this Agreement, (c) is accompanied by satisfactory evidence of committed financing or other ability to perform, and (d) is accompanied by a good faith deposit of Ten Million Dollars ($10,000,000). For avoidance of doubt, this Agreement shall be deemed to be a Qualified Bid for substantially all of Seller’s assets;

Qualified Bidder: a Person (a) who has delivered to Seller an executed confidentiality agreement in form and substance substantially the same as the confidentiality agreement dated June 13, 2001 by and between Buyer and Seller (except that, prior to submission of a Qualified Bid, disclosure of the Qualified Bidder’s interest and proposal but not identity shall be permitted), (b) who has delivered to Seller a Competing Proposal that Seller, in good faith and upon the advice of its independent financial advisors, believe is reasonably likely to lead to a higher and better offer for the Assets, and (c) whom Seller in good faith determines is reasonably likely (based on the availability of financing and proof of financial wherewithal, experience and other relevant considerations) to be able to consummate a transaction based on the Competing Proposal, if selected as the successful bidder for the subject assets. For avoidance of doubt, Buyer shall be deemed to be a Qualified Bidder;

Real Property: all real property owned, leased or subleased by Seller and all easements granted to Seller, each of which is described on Schedule 2.01(a), together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto;

Rejected Contracts: all Contracts of Seller designated as such on Schedule 5.14(b) (as amended or supplemented in accordance with Section 5.14(b));

Rejected Contracts Receivable: all Accounts Receivable related to Rejected Contracts;

Sale Motion: the motion or motions, in form and substance reasonably acceptable to Buyer, filed by Seller, pursuant to the provisions of §§363 and 365 of the Bankruptcy Code in the Bankruptcy Case, among other things, to obtain the Sale Order, approve the Transaction, authorize the assumption and assignment of the Assumed Contracts to Buyer and obtain the Buyer Protection and Bidding Procedures Order;

Sale Order: an Order of the Bankruptcy Court, which may also be the Executory Contract Assumption and Assignment Order and must be in form and substance reasonably acceptable to Buyer, that, among other things, grants the Sale Motion, approves, authorizes and directs Seller to assume this Agreement and consummate the Transaction and contains all the provisions described in Section 5.15(a);

Schedule Delivery Date: November 16, 2001, the date of which all schedules to the Agreement must be delivered by Seller to Buyer;

Sections: sections of the Agreement, unless the context indicates otherwise;

Seller: as defined in the Preamble;

Solid Waste Disposal Bonds: certain solid waste disposal revenue bonds issued by the Industrial Development Board of the City of Decatur, Alabama, (Trico Steel Company, L.L.C. Project) in the approximate principal amount of Eighty Six Million Dollars ($86,000,000).

Stand-Alone Plan: a plan of reorganization for Seller that does not involve a Qualified Bid;

Subsidiaries: as to any Person, a corporation, partnership, limited liability company or other entity of which fifty percent (50%) or more of the voting power of the outstanding voting equity securities or fifty percent (50%) or more of the outstanding economic equity interest is held or controlled, directly or indirectly, by such Person;

Tax: any income, unrelated business income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, privilege, premium, windfall profits,

environmental (including taxes under §59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, stamp, sales, use, transfer, registration, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, assessment, charge, levy or fee of any kind whatsoever, including payments or services in lieu of Taxes, interest or penalties on and additions to all of the foregoing, that are due or alleged to be due to any Governmental Authority, whether disputed or not;

Tax Return: any return, declaration, report, claim for refund, information return or statement, including schedules and attachments thereto and amendments, relating to Taxes;

Termination Fee: an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) to be paid to Buyer by Seller or to Seller by Buyer, as the case may be, under the circumstances set forth in Article 8 hereof.

Transaction: the sale and purchase of the Assets contemplated in this Agreement, together with any and all related transactions and proceedings designed to implement, facilitate or expedite such sale and purchase of the Assets;

Tunnel Furnace Expense: any and all costs necessary to repair defects in the two (2) tunnel furnaces included in the Assets such that the product temperature uniformity with respect to such tunnel furnaces is optimized.

WARN Act: the Worker’s Adjustment and Retraining Notification Act, as amended, 29 U.S.C. §§2101-2109.

1.02    Certain References.

As used in this Agreement, and unless the context requires otherwise:

(a)      references to “include” or “including” mean including without limitation;

(b)      references to “partners” include general and limited partners of partnerships and members of limited liability companies;

(c)      references to “partnerships” include general and limited partnerships, joint ventures and limited liability companies;

(d)      references to “hereof, “herein” and derivative or similar words refer to this Agreement;

(e)      references to any document are references to that document as amended, consolidated, supplemented, novated or replaced by the parties thereto from time to time;

(f)       references to any law are references to that law as amended, consolidated,

supplemented or replaced from time to time and all rules and regulations promulgated thereunder;

(g)      references to time are references to Wilmington, Delaware time;

(h)      the gender of all words includes the masculine, feminine and neuter, and the number of all words includes the singular and plural; and

(i)       the Table of Contents, the divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

2.         SALE OF ASSETS AND RELATED MATTERS

2.01    Sale of Assets.

Subject to the terms and conditions of this Agreement, at Closing Seller shall sell, assign, convey, transfer and deliver to Buyer, or cause to be sold, assigned, conveyed, transferred and delivered to Buyer, and Buyer shall purchase from Seller, the Assets, free and clear of all Encumbrances other than the Permitted Encumbrances, including, but not limited to, the following:

(a)      Seller’s interest in the Real Property;

(b)      all equipment, vehicles, furniture, fixtures and furnishings and other tangible personal property of Seller as are set forth on Schedule 2.01(b);

(c)      all usable supplies and inventory of Seller;

(d)      all financial, project-related, personnel and other records of the Business (including equipment records, project plans, documents, catalogs, books, records, files and operating manuals);

(e)      to the extent transferable or assignable, all interests of Seller in the contracts listed in Schedule 2.01(e) (the “Assumed Contracts”);

(f)       all Permits and other approvals (including pending approvals) of Governmental Authorities relating to the ownership, development and operations of the Business or the Assets, including the Permits described on Schedule 2.01(f), to the extent transferable or assignable under applicable Legal Requirements;

(g)      to the extent transferable or assignable, all interests of Seller in and to all Intellectual Properties and all computer software, programs and similar systems (including data and related documentation) owned or licensed by Seller, including those set forth on Schedule 2.01(g);

(h)      the Investments described on Schedule 2.01(h);

(i)       general intangibles of the Business, including goodwill;

(j)       to the extent transferable or assignable, any and all claims and causes of action, including privileges related thereto, of Seller against third parties relating to the Assumed Liabilities or the Assumed Contracts;

(k)      all corporate office furniture and equipment, data center hardware and equipment and other assets of Seller wherever located;

(l)       all security or other deposits relating to, without limitation, the Real Property and any equipment owned or leased by Seller;

(m)     any prepaid expenses other than those related to Excluded Assets;

(n)      to the extent held by or available to Seller after Seller’s commercially reasonable inquiry and investigation, all customer lists and sales invoices for the last three fiscal years related to Seller (whether or not such sales were made through Trico, Inc.), whether generated by, or used by, Seller or any Affiliate of Seller; and

(o)      all proceeds of the foregoing and all other property of Seller of every kind, character or description, tangible and intangible, known or unknown, wherever located and whether or not reflected on the Audited Financial Statements or Interim Financial Statements, or similar to the properties described above except for the Excluded Assets.

2.02    Excluded Assets.

Notwithstanding the generality of Section 2.01, the following assets are not a part of the sale and purchase contemplated by this Agreement and are excluded from the Assets (collectively, the “Excluded Assets”):

(a)      the Rejected Contracts, all Rejected Contracts Receivables and all drawings related to the Rejected Contracts;

(b)      the Completed Contracts and all Completed Contracts Receivables and drawings related to the Completed Contracts;

(c)      inventory and supplies reflected on the Interim Financial Statements disposed of or exhausted prior to the Closing Date in the ordinary course of Seller’s Business and Assets transferred or disposed of in accordance with Section 5.03;

(d)      those other assets of Seller set forth on Schedule 2.02(d);

(e)      any avoidance claims available to Seller under Chapter 5 of the

Bankruptcy Code and all claims relating to Excluded Liabilities;

(f)       the Purchase Price;

(g)      all Cash;

(h)      any and all claims and causes of action of Seller against third parties, including, without limitation, the claims and causes of action set forth on Schedule 2.02(h), but excluding those claims and causes of action relating to the Assumed Liabilities and the Assumed Contracts;

(i)       any other assets excluded by mutual written agreement of the parties;

(j)       any utility deposits paid by Seller; and

(k)      all Accounts Receivable.

2.03    Assumed Liabilities.

As of the Closing Date, Buyer shall assume only the liability for any Tunnel Furnace Expense and the Assumed Liabilities set forth on Schedule 2.03, and no other liabilities of Seller whatsoever.

2.04    Excluded Liabilities.

Under no circumstance shall Buyer assume or be obligated to pay, and none of the Assets shall be or become liable for or subject to, any of the Excluded Liabilities, including, but not limited to, the following liabilities, which shall be and remain liabilities of Seller:

(a)      liabilities not listed on the list of Assumed Liabilities contained in Schedule 2.03;

(b)      liabilities accrued on the Interim Financial Statements other than the Assumed Liabilities;

(c)      liabilities or obligations associated with any Excluded Assets;

(d)      liabilities or obligations associated with any and all indebtedness of Seller for borrowed money not included in the Assumed Liabilities;

(e)      liabilities or obligations arising under the Rejected Contracts or the Completed Contracts;

(f)       liabilities or obligations arising out of or in connection with claims, litigation and proceedings (whether instituted prior to or after Closing) for acts or omissions that occurred, or arise from events that occurred, prior to the Closing Date, including such liabilities or obligations as are reflected on the Interim Financial Statements;

(g)      liabilities or obligations (i) to Seller’s employees, (ii) with respect to the Employee Benefit Plans and Other Plans, (iii) of Seller to the Internal Revenue Service or any other Governmental Authority relating to Seller’s employees, in each case arising from or relating to periods prior to Closing (whether or not triggered by the Transaction or the announcement thereof);

(h)      penalties, fines, settlements, interest, costs and expenses arising out of or incurred as a result of any actual or alleged violation by Seller of any Legal Requirement prior to the Closing Date;

(i)       liabilities or obligations under the WARN Act, if any, arising out of or resulting from layoffs or termination of employees by Seller prior to Closing and/or the consummation of the Transaction sufficient in the aggregate to require notice under the WARN Act;

(j)       liabilities related to Seller’s use of cash collateral under §363(c) of the Bankruptcy Code; and

(k)      all liabilities for expenses (i) of the negotiation and preparation of this Agreement and (ii) relating to the Transaction, in each case to the extent incurred by Seller and including those related to legal counsel, accounting, brokerage and investment advisors fees and disbursements.

2.05    Purchase Price.

(a)      Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Seller and the covenants of Seller herein set forth and as consideration for the sale and purchase of the Assets, at Closing, Buyer shall purchase the Assets, shall assume the Assumed Liabilities and shall tender to Seller as the purchase price for the Assets the sum of One Hundred Twenty Million Dollars ($120,000,000) (the “Purchase Price”).

(b)      Within five Business Days of the Effective Date, Buyer shall deliver to Wachovia Bank, N.A., as escrow agent (the “Escrow Agent”), a deposit (the “Deposit”) in the sum of Ten Million Dollars ($10,000,000). The Deposit shall be held by the Escrow Agent and shall be placed in an interest bearing escrow account in accordance with an escrow agreement substantially in the form set forth on Exhibit A. Buyer will select Escrow Agent, which shall be a United States banking institution. All fees related to the Escrow Agent are for the account of Seller.

(c)      Within five Business Days of the Effective Date, Seller shall, in its discretion, either: (i) deliver to the Buyer an irrevocable standby letter of credit in form and substance reasonably acceptable to Buyer in the amount of One Million Five

Hundred Thousand Dollars ($1,500,000), representing the Termination Fee; or (ii) deliver to the Escrow Agent an amount equal to the Termination Fee. Such funds shall be held by the Escrow Agent and shall be placed in an interest bearing account in accordance with the Escrow Agreement substantially in the form set forth in Exhibit A.

(d)      At Closing, the Purchase Price shall be paid as follows:

(i)        the Deposit and any accrued interest thereon shall be paid directly to Seller by the Escrow Agent; and

(ii)      the balance shall be paid by Buyer to Seller in immediately available funds by wire transfer to an account specified by Seller; provided that, subject to the execution and delivery of definitive documentation in form and substance satisfactory to the Agent, including, without limitation, the provision of satisfactory credit support, the Buyer shall receive a dollar for dollar credit against the Purchase Price in the aggregate amount it assumes for the outstanding reimbursement and all other obligations in respect of the Letters of Credit.

3.         REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in Article 3 are correct and complete as of the Schedule Delivery Date and, except where limited to a specific date, shall be correct and complete as of the Closing Date:

3.01    Organization.

Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is licensed, registered, qualified or admitted to do business in each jurisdiction in which the ownership, use or leasing of any of Seller’s assets or properties (including the Assets), or the conduct or nature of the Business, makes such licensing, qualification or admission necessary, except where such failure would not individually or in the aggregate have a material adverse effect on the ownership of the Assets by Buyer.

3.02    Powers; Consents; Absence of Conflicts.

Subject to approval of this Agreement by the Bankruptcy Court, and confirmation by the Bankruptcy Court of the representations and warranties set forth in this Section 3.02, Seller has the requisite power and authority to conduct its businesses (including the Business) as now being conducted, to enter into this Agreement and to perform its obligations hereunder, and the execution, delivery and performance by Seller of this Agreement and the consummation of the Transaction:

(a)      are within Seller’s powers, are not in contravention of the terms of its certificate of formation, limited liability company agreement or other organizational documents, each as amended to date, and have been duly authorized by all necessary limited liability company and member action;

(b)      except as otherwise expressly provided in this Agreement or as set forth on Schedule 3.02(b), do not require any approval or consent of, or filing with, any Governmental Authority;

(c)      except as set forth on Schedule 3.02(c), do not conflict with or result in any breach or contravention of, any Assumed Contract to which Seller is a party or by which it is bound; and

(d)      except as set forth on Schedule 3.02(d), do not violate any Legal Requirement to which Seller or the Assets may be subject.

3.03    Binding Agreement.

Subject to approval of this Agreement by the Bankruptcy Court, this Agreement and all instruments and agreements hereunder to which Seller is or becomes a party are (or upon execution will be) valid and legally binding obligations of Seller, enforceable against Seller in accordance with the respective terms hereof or thereof, except as enforceability may be subject to general principles of equity and as may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally. Seller’s obligations under this Agreement are subject to the approval of the Bankruptcy Court.

3.04    Investments and Third Party Rights.

Except as set forth on Schedule 3.04, Seller does not hold any Investments that are not reflected as assets on the Interim Financial Statements. Except as set forth on Schedule 3.04, there are no agreements with, or options, commitments or rights in favor of, any Person to directly or indirectly acquire any of the Assets, or any interest therein.

3.05    Financial Statements.

Attached as Schedule 3.05 are copies of the Audited Financial Statements and the Interim Financial Statements. Except as disclosed on Schedule 3.05, the Audited Financial Statements and Interim Financial Statements are true, complete and accurate in all material respects, are consistent with the books and records of Seller and fairly present the financial condition and results of operations of Seller as of the dates thereof and for the periods therein referred to, all in accordance with United States generally accepted accounting principles as in effect from time to time (“GAAP”).

3.06    Recent Activities.

Except as set forth on Schedule 3.06, to the Knowledge of Seller:

(a)      no damage, destruction or loss (whether or not covered by insurance) has occurred that individually or in the aggregate would have a material adverse effect on the ownership, operation or use of the Assets;

(b)     Seller has not sold, assigned, transferred, distributed or otherwise disposed of any of the Assets, except for fair consideration in the ordinary course of the Business or as permitted by Order of the Bankruptcy Court; and

(c)     Seller has not canceled or waived any rights in respect of the Assets, except in the ordinary course of the Business.

3.07    Assets.

Except as set forth on Schedule 3.07, (i) the Assets constitute all assets that were owned by Seller and used to conduct the Business prior to the Discontinuance of Operation Date; and (ii) no Person other than Seller owns, holds title to or has any other direct, indirect or beneficial interest in any of the Assets.

3.08    Equipment.

Except as set forth on Schedule 3.08, to the Knowledge of Seller, all equipment included within the Assets, whether reflected in the Audited Financial Statements or the Interim Financial Statements or otherwise, was maintained and is in good operating condition, except for ordinary wear and tear. To the Knowledge of Seller, all leased equipment included within the Assets was maintained in all material respects (either by Seller, the manufacturer or lessor, as the case may be) in accordance with manufacturer and lessor requirements, and is in good operating condition except for ordinary wear and tear.

3.09    Title to Personal Property.

Except as described on Schedule 3.09, Seller owns and holds good, marketable and valid title or leasehold title, as the case may be, to all the Assets, other than the Real Property, free and clear of any Encumbrances. At Closing Seller will convey to Buyer good and valid title to all the Assets, other than the Real Property, free and clear of any Encumbrances.

3.10    Real Property.

Except as set forth on Schedule 3.10,

(a)      Seller owns or holds good and marketable fee simple or leasehold title, as the case may be, to the Real Property together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto, free and clear of any Encumbrances other than the Permitted Encumbrances.

(b)      At the Closing, Seller will convey to Buyer good and marketable fee simple or leasehold title, as the case may be, to all Real Property, free and clear of any Encumbrances other than the Permitted Encumbrances.

(c)      The Real Property comprises all of the real property owned or leased by Seller that is used by Seller in the operation of the Business.

(d)      There are no pending or, to the Knowledge of Seller, threatened condemnation or similar proceedings or special assessments relating to the Real Property or any part thereof.

(e)      There are no leases, subleases, licenses or other agreements, written or oral, granting to any party the right of use or occupancy of any portion of the Real Property.

(f)       There are no outstanding options to purchase or rights of first refusal to purchase any Real Property.

(g)      Seller has received all required approvals of Governmental Authorities (including, without limitation, Permits and certificates of occupancy or other such certificates permitting lawful occupancy of the Real Property) required in connection with Seller’s use of the Real Property and all improvements thereon, except where a failure to obtain such approvals would not individually or in the aggregate have a material adverse effect on the ownership or use of the Real Property, or the operation of the Business.

(h)      With respect to Real Property leased or subleased by Seller:

(i)      the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(ii)     the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction;

(iii)    no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv)    no party to the lease or sublease has repudiated any provision thereof;

(v)     there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)    Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the lease or sublease; and

(vii)   all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including licenses and Permits) required in connection with the operation thereof have been operated and maintained in accordance with all applicable Legal Requirements.

3.11    Environmental Matters.

Except as disclosed in the Environmental Studies or as set forth on Schedule 3.11, to the Knowledge of Seller:

(a)      the Business is, and has been, in compliance with all applicable Environmental Laws, except where such failure to comply would not individually or in the aggregate have a material adverse effect on the ownership or use of the Assets.

(b)      Seller has not received any Environmental Claim nor is there any basis for any Environmental Claim (including, without limitation, knowledge of any actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge or disposal of any Materials of Environmental Concern, whether relating to the Assets or the Business or otherwise).

(c)      there is no existing contamination by, and there has not been any release by Seller of, any Materials of Environmental Concern on, at, under or around any of the Assets in connection with the Business which would result in any material adverse effect to Buyer.

(d)      true, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments that have been conducted with respect to Seller or the Business, either by Seller or any environmental consultant or engineer engaged for such purpose, have been made available to Buyer, and a list of all such reports, audits and assessments and any other similar report, audit or assessment is included on Schedule 3.11. Seller has provided Buyer with true, complete and correct copies of all environmental audits and assessments in the possession of Seller relating to any of the Assets or any Pre-Closing Environmental Matter.

(e)      Seller has all Permits required under applicable Environmental Laws to own or lease its properties (including the Assets) and to conduct the Business thereon, except where failure to obtain such Permits would not have a material adverse effect on the ownership or use of the Assets, or otherwise result in any material adverse effect to Buyer. All Permits currently held by Seller pursuant to the Environmental Laws are identified on Schedule 2.01(f).

(f)       (i) all Materials of Environmental Concern are handled and disposed of in compliance with all applicable Environmental Laws, except where such failure to comply would not individually or in the aggregate have a material adverse effect on the ownership or use of the Assets or otherwise result in any material adverse effect to Buyer, (ii) there are no underground storage tanks located on the Real Property, (iii) there is no exposed friable asbestos contained in or forming part of any building, building component, structure or office space owned or leased by Seller and used in the conduct of the Business, and (iv) no polychlorinated biphenyls are used or stored at any Real Property owned or leased by Seller.

3.12    Intellectual Properties/Computer Software.

(a)      Except as described on Schedule 3.12(a), Seller owns or has the right to use pursuant to license, sublicense or other agreement free and clear of any liens, royalty or other payment obligations, the Intellectual Properties and all computer software, programs or similar systems (including data and related documentation) owned, leased or licensed by Seller necessary or desirable to the ownership or use of the Assets. Seller has taken all necessary and desirable action to maintain and protect the Intellectual Properties. All Intellectual Properties used or needed by Seller in the conduct of the Business, and all computer software, programs and similar systems owned, licensed or used by Seller in the conduct of the Business, to the Knowledge of Seller, are not in violation or infringement of, nor has Seller received any notice alleging any conflict with or violation or infringement of, any rights of any other Person with respect to any such Intellectual Properties or computer software, programs or similar systems.

(b)      Schedule 3.12(b) identifies each patent or registration that has been issued to Seller with respect to any Intellectual Properties, identifies each pending patent application for registration that Seller has made with respect to any Intellectual Properties, and identifies each license, agreement or other permission that Seller has granted to any third parties with respect to any Intellectual Properties. Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date).

(c)      Schedule 3.12(c) identifies all Intellectual Properties that any third party owns and that Seller uses pursuant to a license, sublicense, agreement or permission. Seller has delivered to Buyer true, correct and complete copies of all such licenses, sublicenses, agreements and permissions (as amended to date). With respect to each item of Intellectual Properties referenced in Section 3.12(c):

(i)      the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii)     to the Knowledge of Seller, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or default permit termination, modification, or acceleration thereunder;

(iii)    no party to the license, sublicense, agreement or permission has repudiated any provision thereof; and

(iv)    Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

(d)      To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with the Intellectual Properties of Seller.

3.13    Insurance.

Schedule 3.13 describes all insurance arrangements, including self-insurance, in place for the benefit of the Assets and the conduct of the Business for the last three years. True and correct copies of all such policies and any endorsements thereto have been made available to Buyer.

3.14    Permits and License.

Schedule 2.01(f) contains a complete and accurate list of all Permits and franchises (including applications therefor) owned or held by Seller relating to the ownership, development or operations of the Business or the Assets, all of which are in good standing and not subject to challenge. With respect to the Business, to the Knowledge of Seller, Seller is duly licensed by the appropriate Governmental Authorities, except where the failure to be so licensed would result in liabilities of less than Seventy-Five Thousand Dollars ($75,000) in the aggregate.

3.15    Agreements and Commitments.

(a)      Schedule 3.15 is a true, complete and correct list of all Contracts (other than Immaterial Contracts and the Rejected Contracts) conforming to the descriptions set forth in this Section 3.15 to which Seller is a party, copies of each of which have been delivered or made available to Buyer:

(i)      Contracts involving payments by or to Seller in excess of Seventy-Five Thousand Dollars ($75,000) or not made in the ordinary course of business;

(ii)     any employee agreement or other Contract with any labor union covering employees of the Seller;

(iii)    any option or other Contract to purchase or otherwise acquire or sell or otherwise dispose of any interest in any real property (including the Real Property);

(iv)    any Contract under which Seller has agreed to indemnify any third party with respect to, or to share, the Tax liability of any third party;

(v)     any Contract to make a capital expenditure or to purchase a capital asset in excess of Seventy-Five Thousand Dollars ($75,000) by or on behalf of Seller in connection with the Assets or the operation of the Business other than capital expenditures relating to assets that are to become part of a project;

(vi)    any Contract relating to the location of employees or minimum number of employees to be employed by Seller with respect to the Business;

(vii)   any power of attorney (other than powers of attorney given in the ordinary course of the Business with respect to routine export, tax or securities matters);

(viii)  any bond, indenture, note, loan or credit agreement (other than any credit agreements or arrangements between Seller and its members or any Affiliates) or other Contract relating to the borrowing of money or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money;

(ix)    any Contract limiting or restricting in any material manner the operation of the Business;

(x)     any lease or similar Contract under which (i) Seller is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of Seventy-Five Thousand Dollars ($75,000) or (ii) Seller is the lessor of, or makes available for use by any third Person, any tangible personal property or real property owned by Seller for an annual rent in excess of Seventy-Five Thousand Dollars ($75,000);

(xi)    except as set forth on Schedule 5.04, employment and severance Contracts, including Contracts (i) to employ or terminate executive officers or other personnel and other Contracts with present or former officers, directors or members of Seller or (ii) that will or could result in the payment by or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of Buyer or Seller any severance, termination, “golden parachute,” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the Transaction;

(xii)   any joint venture or partnership Contracts;

(xiii)  any Contract (including purchase orders) involving the obligation of Seller to purchase products or services pursuant to which the aggregate of payments to become due from Seller after the Effective Date is equal to or exceeds Seventy-Five Thousand Dollars ($75,000); and

(xiv)  any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one year, or involve consideration in excess of Seventy-Five Thousand Dollars ($75,000) ..

(b)      Seller has made available to Buyer true, complete and correct copies of any Contract (including purchase orders) involving the obligation of Seller to purchase products or services pursuant to which the aggregate of payments to become due from Seller after the Effective Date is equal to or exceeds Seventy-Five Thousand Dollars ($75,000).

3.16    The Contracts.

Except as set forth on Schedule 3.16:

(i)      the Assumed Contracts constitute lawful, valid and legally binding obligations of the Seller and are enforceable against Seller in accordance with their terms;

(ii)     each Assumed Contract is in full force and effect and constitutes the entire agreement by and between the parties thereto;

(iii)    each Assumed Contract shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction;

(iv)    no Assumed Contract prohibits or requires the consent of any Person to the assignment to and assumption by Buyer of the Assumed Contracts;

(v)     no Assumed Contract will prohibit competition or restrict the ability of Buyer to engage in any lawful business after Closing;

(vi)    no party to any Assumed Contract has repudiated any provision of any Assumed Contract; and

(vii)   except as set forth in the Executory Contract Assumption and Assignment Order, the assignment of the Assumed Contracts to and assumption of such Assumed Contracts by Buyer will not result in any penalty, premium or variation of the rights, remedies, benefits or obligations of any party thereunder.

3.17    Employees and Employee Relations.

(a)      Seller has made available to Buyer a complete list (as of December 31, 2000) of names, positions, current annual salaries or wage rates, and bonus and other compensation arrangements of all full-time and part-time employees of Seller (indicating in such list whether each employee is part-time or full-time, whether such employee is employed under written Contract, and, if such employee is not actively at work, the reason therefor).

(b)      There is no pending or, to the Knowledge of Seller, threatened employee strike, work stoppage or slowdown or labor dispute. Except as described on Schedule 3.17(b), no employees of Seller are represented by a labor union or employee organization, and, to the Knowledge of Seller, (i) no union or employee organization has made a demand for recognition and (ii) no other union organizing or collective bargaining activities by or with respect to any employees of Seller are taking place.

3.18    Employee Benefit Plans.

(a)      Schedule 3.18(a) lists each Employee Benefit Plan and Other Plan that Seller or any member of the Controlled Group that includes Seller sponsors or maintains or has within the last five (5) years sponsored or maintained or to which it contributes (including employee elective deferrals) or has within the last five (5) years contributed or been required to contribute.

(b)      Seller, and no member of a Controlled Group that includes Seller, contributes to, ever has contributed to, or ever has been required to contribute to any Multiple Employer Plan or any Multiemployer Plan or has any liability (including withdrawal liability) under any Multiple Employer Plan or any Multiemployer Plan. No Seller, and no member of a Controlled Group that includes Seller, maintains or contributes, ever has maintained or contributed, or ever has been required to maintain or contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with §4980B of the Code).

3.19    Litigation and Proceedings.

Except as set forth on Schedule 3.19 or as reflected in pleadings, proofs of claim or schedules filed in or in connection with the Bankruptcy Case, there are no claims, actions, suits, litigation, arbitration, mediations, investigations or other proceedings (including qui tam actions) pending or, to the Knowledge of Seller, threatened against Seller or the Assets.

3.20    Taxes.

(a)      Seller has filed all Tax Returns required to be filed by or on behalf of Seller prior to the Effective Date. All such Tax Returns are correct and complete in all material respects and Seller has duly paid or made provision for the payment of all Taxes; and, as of Closing, there will be no Encumbrances on any Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)      Except as described on Schedule 3.20(b), Seller has withheld proper and accurate amounts from its employees’ compensation in full and complete compliance with all withholding and similar provisions of the Code and any and all other applicable Legal Requirements, and has withheld and paid, or caused to be withheld and paid, all Taxes on monies paid by Seller to independent contractors, creditors and other Persons for which withholding or payment is required by applicable law.

(c)       Schedule 3.20(c) lists all federal, state, local and foreign income Tax

Returns filed with respect to Seller for the taxable periods ended on or after December 31, 1996. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Seller since December 31, 1996.

(d)      Schedule 3.20(d) sets forth the current income tax basis of Seller in the Assets.

3.21    Brokers and Finders.

Neither Seller nor any member, officer, director, employee or agent thereof, has engaged any finder or broker in connection with the Transaction, except that Seller has engaged Credit Suisse First Boston Corporation and Zolfo Cooper, LLC to act as Seller’s independent financial advisors in connection with the transactions contemplated by this Agreement.

3.22    Payments.

Seller has not, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person that is in any manner related to the Assets or the Business in violation of any Legal Requirement. Neither Seller, nor any member, officer, director or employee of Seller has received or, as a result of the consummation of the Transaction contemplated by this Agreement, will receive any rebate, kickback or other improper or illegal payment from Person with whom Seller conducts or has conducted business.

3.23    Customer List.

Seller has provided to Buyer a true, complete and correct list of all customers of Seller since January 1, 1998 that generated revenues in excess of Five Hundred Thousand Dollars ($500,000) in any fiscal year during such period.

3.24    Compliance with Legal Requirements.

Except as set forth on Schedule 3.24, to the Knowledge of Seller, Seller has complied with all applicable Legal Requirements and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging failure to so comply.

4.         REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in Article 4 are correct and complete as of the Effective Date and, except where expressly limited to a specific date, shall be correct and complete as of the Closing Date:

4.01    Organization.

Buyer is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware.

4.02    Powers; Consents; Absence of Conflicts.

Buyer and Guarantor have the requisite power and authority to enter into this Agreement, and to perform its obligations hereunder. The execution, delivery and performance by Buyer and Guarantor of this Agreement and the consummation of the Transaction by Buyer:

(a)      are within Buyer’s corporate powers and are not in contravention of any Legal Requirement or the term of its certificate of formation or operating agreement, each as amended to date, and have been approved by all requisite corporate action;

(b)      except as otherwise expressly provided in this Agreement or as set forth on Schedule 4.02(b), do not require any approval or consent of, or filing with, any Governmental Authority;

(c)      do not conflict with or result in any breach or contravention of, any material agreement to which Buyer is a party or by which it is bound; and

(d)      do not violate any Legal Requirement to which Buyer may be subject.

4.03    Binding Agreement.

This Agreement and all instruments and agreements hereunder to which Buyer is or becomes a party are (or upon execution will be) valid and legally binding obligations of Buyer enforceable against Buyer in accordance with the respective terms hereof and thereof, except as enforceability against Buyer may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

4.04    Brokers and Finders.

Neither Buyer, nor any Affiliate of Buyer, nor any officer, director, employee or agent thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

4.05    Payments.

Neither Buyer nor any Affiliate of Buyer nor any officer, director, employee or agent thereof, has, directly or indirectly, paid or delivered, offered to pay or deliver, or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any person that is now or was previously an affiliate or insider (as those terms are defined in the Bankruptcy Code) of Seller.

4.06    Adequate Assurance.

Buyer has available to it all amounts necessary to allow Buyer to pay the Purchase Price in cash on the Closing Date.

5.         COVENANTS AND AGREEMENTS OF THE PARTIES

5.01     Filing of Sale Motion; Entry of Buyer Protection and Bidding Procedures Order; Additional Seller.

Promptly following, but no later than five (5) Business Days after the Effective Date, Seller shall file the Sale Motion and such other motions as are necessary to implement the Transaction. Seller shall request a prompt hearing relative to, and shall use its best efforts to obtain, entry of the Buyer Protection and Bidding Procedures Order. From and after the Effective Date, to the extent that any Affiliates of Seller acquires, owns or holds any portion of the Assets or conducts any portion of the Business and initially is not a Party hereto, Seller shall cause each such Affiliate to become a Party as an additional Seller.

5.02    Operations.

From the Effective Date until the Closing Date, except as otherwise expressly provided in this Agreement (including Section 5.03) and subject to the obligations of Seller to comply with any applicable Order of the Bankruptcy Court and the provisions of the Bankruptcy Code, Seller will:

(a)      perform when due all Legal Requirements and obligations under Contracts (including the Assumed Contracts) relating to or affecting the Assets or the Business;

(b)      carry on the Business in substantially the same manner as it has on the Effective Date;

(c)      maintain the Assets in the same condition as the Assets were maintained as of the Effective Date;

(d)      take all actions necessary and appropriate to deliver to Buyer title to the Assets free and clear of all Encumbrances (other than Permitted Encumbrances) pursuant to the Sale Order and cooperate with Buyer to obtain appropriate releases, consents, estoppels, certificates and other instruments as Buyer may reasonably request;

(e)      keep in full force and effect present insurance policies or other comparable insurance benefiting the Assets and the conduct of the Business;

(f)       maintain and preserve its status as a limited liability company; and

(g)      at the request of Buyer, permit and allow reasonable access by Buyer to discuss and make offers of post-closing employment with any of Seller’s personnel, to advertise for post-Closing employment at the Business, and to establish, preserve and maintain relationships with contractors, subcontractors, suppliers and other Persons having business relations with Seller.

5.03    Certain Actions.

From the Effective Date until the Closing Date, except as otherwise expressly provided in this Agreement, as set forth on Schedule 5.03 or as required by the Bankruptcy Court, Seller shall not take any of the following actions without first obtaining the written consent of Buyer (which consent shall not be unreasonably withheld):

(a)      amend or terminate any Assumed Contract, or enter into any Contract involving a commitment on the part of Seller in excess of Seventy-Five Thousand Dollars ($75,000); or

(b)      sell, assign, transfer, distribute or otherwise transfer or dispose of any property, plant or equipment of Seller having an original cost in the aggregate in excess of Seventy-Five Thousand Dollars ($75,000) .

5.04    Employee Matters.

(a)      Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Buyer.

(b)      Seller shall be responsible for and pay any and all liabilities or obligations arising under the WARN Act, if any, arising out of or resulting from layoffs of employees prior to Closing and/or the consummation of the Transaction, and Seller shall remain liable for any and all costs and expenses associated with continued employment, or termination and severance, including any obligation imposed on Seller to provide such employees with continued health, disability, life, retirement or other benefits (whether covered by insurance or not).

(c)      Buyer shall not assume any liability or obligation of Seller with respect to or in favor of any employees of Seller.

5.05    Access to and Provision of Additional Information.

(a)      From the Effective Date until January 11, 2001 (“Initial Due Diligence Period”), Buyer may, pursuant to the procedure established in Section 5.05(b), perform Buyer’s due diligence investigation of the assets, Contracts, rights, liabilities and obligations of Seller and the Business.

(b)      From the Effective Date until the Closing Date, Seller shall cooperate fully with Buyer and Buyer’s representatives in connection with Buyer’s due diligence investigation of the business, Assets, Contracts, rights, liabilities and obligations of Seller and the Business, and shall provide to Buyer and Buyer’s representatives full and complete access to and the right to inspect the Business, any facilities associated with or used in the Business, the Assets, books and records of Seller relating to Seller, the Assets and the Business, and will furnish to Buyer all material information concerning Seller, the Assets and the Business not otherwise disclosed pursuant to this Agreement, all pleadings and other documents or schedules filed with the Bankruptcy Court, access to Seller’s files and other records regarding claims, actions, suits, litigation, arbitration, mediations, investigations and other proceedings pending against or otherwise affecting Seller, the Assets or the Business, and such additional financial, operating and other data and information regarding the Business as Buyer may from time to time reasonably request, without regard to where such information may be located. In addition, Seller shall use its reasonable best efforts to cause its agents, representatives, remaining employees, officers, directors, vendors, suppliers and customers to cooperate with Buyer and Buyer’s representatives in connection with Buyer’s due diligence review as it relates to any Contracts between any such vendors, suppliers and customers and Seller.

(c)      From the Effective Date until the Closing Date, Seller shall use its reasonable best efforts to cause its officers and remaining employees to confer on a regular and frequent basis with one or more representatives of Buyer and to answer Buyer’ s questions regarding matters relating to the conduct of the Business and the status of the Transaction. Seller shall notify Buyer in writing of any material changes in the operations or financial condition of the Business and the status of the Bankruptcy Case and shall keep Buyer reasonably informed of such matters.

(d)     Buyer agrees that it will not, in the exercise by Buyer of any right of access granted herein, interfere with the business operations of Seller.

(e)      Except as provided in Article 8, each Party shall be responsible for its own costs and expenses incurred pursuant to this Section 5.05.

5.06    Post-Closing Maintenance of and Access to Information.

(a)      The parties acknowledge that after Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, Tax Returns or audits, the Assumed Contracts and other Legal Requirements, and the prosecution or defense of third party claims. Accordingly, each party shall keep, preserve and maintain in the ordinary course of business, and as required by Legal Requirements and relevant insurance carriers, all books, records, documents and other information in the possession or control of such party and relevant to the foregoing purposes for a period of five (5) years. Notwithstanding the foregoing, neither party shall destroy or otherwise dispose of any of the items referenced in this Section 5.06(a) unless the party seeking to destroy or dispose of such items provides sixty (60) days’ prior written notice to the other party of the intent to seek or destroy such items and affords such other party an opportunity to copy or otherwise remove such items.

(b)      Each party shall cooperate fully with, and make available for inspection and copying by, the other party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting party, such books, records, documents and other information to the extent reasonably necessary to facilitate the foregoing purposes. Such cooperation shall include, without limitation, the on-site and off-site inspection of any equipment or components by experts, engineers, attorneys and other agents of the parties during normal business hours and upon reasonable prior notice. In addition, each party shall cooperate with, and shall permit and use its best efforts to cause, at the expense of the requesting party, its respective former and present member, directors, officers and employees to cooperate with the other party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement and pertaining to periods prior to the Closing Date.

(c)      Seller shall be entitled to remove from the Business, at Seller’s sole risk and expense, any records that relate to events or periods prior to Closing for purposes of pending litigation involving matters to which such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation; provided, however, that Seller shall at its expense arrange to have copies made of any such records designated by Buyer prior to their removal, which copies shall remain at the Business. Seller shall promptly return any records so removed to Buyer following their use.

(d)      The exercise by either party of any right of access granted herein shall not materially interfere with the business operations of the other party.

5.07    Governmental Authority Approvals; Consents to Assignment.

(a)      From the Effective Date until the Closing Date, Seller and Buyer shall (i) promptly apply for and use their respective commercially reasonable efforts to obtain prior to Closing all consents, approvals, authorizations and clearances of Governmental Authorities and third parties required of it to consummate the Transaction (including the assignment of the Assumed Contracts), (ii) provide such information and communications to Governmental Authorities as the other party or such Persons may reasonably request, and (iii) assist and cooperate with other party to obtain all Permits and clearances of Governmental Authorities that the other party reasonably deems necessary or appropriate, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Transaction; provided, however, that, notwithstanding the foregoing, no party shall have any obligation under such provisions (x) to pay any cash amounts to Governmental Authorities other than filing fees, or (y) to agree to divest assets or limit the operations of its businesses.

(b)      From the Effective Date until the Closing Date, each of the parties shall file, if and to the extent required by law, all reports or other documents required or requested by Governmental Authorities under the HSR Act concerning the purchase and sale of the Assets and comply promptly with any requests by the Governmental Authorities for additional information concerning the purchase and sale of the Assets, so that the waiting period specified in the HSR Act with respect to those Assets will expire as soon as reasonably possible after the Effective Date. Each of the parties shall furnish to the other parties such information as the other parties reasonably require to perform their obligations under the HSR Act and shall exchange drafts of the relevant portions of each other’s report forms prior to filing. Notwithstanding any provision herein to the contrary, Seller and Buyer shall share equally any filing fees required to be paid in connection with the HSR Act filings and compliance by the Parties.

(c)     Seller, with Buyer’s cooperation, shall use its best efforts to obtain Bankruptcy Court approval of the assumption by and assignment to Buyer of the Assumed Contracts and Seller and Buyer shall use their respective best efforts to obtain all other consents and approvals required to assign the Assumed Contracts to Buyer.

(d)      In the event that any and all transfers or other agreements, consents, approvals or waivers necessary for the assignments or transfer of any Assumed Contracts, or any claim, right or benefit arising thereunder or resulting therefrom, shall not have been obtained prior to the Closing Date, then, at the election of Buyer in its sole and absolute discretion, as of the Closing, this Agreement, to the extent permitted by law, shall constitute full and equitable assignment by Seller to Buyer of all of Seller’s right, title and interest in and to, and all of Seller’s obligations and liabilities under, such Assumed Contracts, and Buyer shall be deemed Seller’s agent for the purpose of completing, fulfilling and discharging all of Seller’s liabilities under any such Assumed Contracts. The Parties shall take all necessary steps and actions to provide Buyer with the benefits of such Assumed Contracts, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof. Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all obligations and liabilities of Seller relating to such performance or failure to perform under such Assumed Contracts after the Closing Date.

(e)      In the event Seller shall be unable to make the equitable assignment described in Section 5.07(d), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Seller or Buyer under such Assumed Contracts, or would not assign all Seller’s rights thereunder at the Closing, Seller and Buyer shall continue to cooperate and use all reasonable efforts to provide Buyer with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use all reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to Buyer, at the request of Buyer, the benefits of any such Assumed Contract to the extent related to the Business or the Assets, (ii) cooperate in any lawful arrangement designed to provide such benefits to Buyer and (iii) enforce, at the request of, for the account of and at the sole cost of Buyer, any rights of Seller arising from any such Assumed Contracts against any third Person (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer. To the extent that Buyer is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise), Buyer shall perform at the reasonable direction of Seller and for the benefit of any third Person (including any Governmental Authority) the obligations of Seller thereunder or in connection therewith, and Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all obligations and liabilities of Seller relating to such performance or failure to perform, after the Closing Date.

5.08    Allocation of Purchase Price for Tax Purposes.

Seller and Buyer agree that, for income tax purposes, the Purchase Price shall be allocated among the Assets as Buyer may determine, in accordance with their fair market values consistent with §1060 of the Code, and such allocation shall be binding upon the parties for all applicable federal, state, local and foreign Tax purposes. Seller and Buyer covenant to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation on all Tax Returns filed by any of them after Closing and not to voluntarily take any inconsistent position therewith in any administrative or judicial proceeding relating to such returns. Seller and Buyer shall exchange mutually acceptable and completed IRS Forms 8594 (including supplemental forms, if required), which they shall use to report the transaction contemplated hereunder to the Internal Revenue Service in accordance with such allocation. Notwithstanding anything to the contrary, no allocation hereunder shall supersede or otherwise usurp the jurisdiction of the Bankruptcy Court to value the assets for purposes of distribution to the respective Debtors’ estates under the Bankruptcy Code.

5.09    Further Acts and Assurances.

At any time and from time to time at and after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney, confirmations and assurances as Buyer may reasonably request to more effectively convey, assign and transfer to and vest in Buyer, its successors and assigns, full legal right, title and interest in and actual possession of the Assets and the Business and to generally carry out the purposes and intent of this Agreement. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or that such Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims and demands relating to or constituting a part of the Assets and the Business.

5.10    Costs and Expenses.

(a)      Except for the Expense Reimbursement or as otherwise expressly set forth in this Agreement, all expenses of the negotiation and preparation of this Agreement and related to the Transaction, including legal counsel, accounting, brokerage and investment advisor fees and disbursements, shall be borne by the respective Party incurring such expense, whether or not the Transaction is consummated. Seller shall be responsible for paying any allowed fees and expenses of Credit Suisse First Boston Corporation and Zolfo Cooper, LLC in connection with the transactions contemplated by this Agreement.

(b)      Buyer shall pay the cost of Buyer’s owner’s title insurance policies and Seller shall pay the cost of removing Encumbrances that are not Permitted Encumbrances. Buyer shall pay the cost of Buyer’s land title surveys of the Real Property, and environmental, engineering and other professional studies undertaken by Buyer.

5.11    Insurance Ratings.

From the Effective Date until the Closing Date, Seller will take all actions reasonably requested by Buyer to enable Buyer to succeed to the Workers’ Compensation and Unemployment Insurance ratings, insurance policies and other interests of Seller and the Business for insurance or other purposes. Buyer shall not be obligated to succeed to any such rating, insurance policy, deposit or other interest, except as it may elect to do so.

5.12    Fulfillment of Conditions.

Each party will execute and deliver at Closing each agreement, instrument or other document that such party is required by this Agreement to execute and deliver as a condition to Closing, and will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of the parties contained in this Agreement, to the extent that satisfaction of such condition is within the control of such party.

5.13    Release of Encumbrances.

Seller’s obligation to deliver the Assets free and clear of any Encumbrances (other than Permitted Encumbrances) shall be limited to its efforts to obtain the Sale Order that provides for the delivery of the Assets free and clear of any Encumbrances. In the event Buyer desires to have any Encumbrances released and discharged other than by means of the Sale Order, Buyer, at its sole cost, shall obtain such releases or discharges.

5.14    Assumed and Assigned Contracts; Rejected Contracts.

(a)      Assumed Contracts. Subject to the approval of the Bankruptcy Court and pursuant to the Executory Contract Assumption and Assignment Order, the Assumed Contracts will be assumed by Seller and assigned to Buyer or Buyer’s designee on the Closing Date under §365 of the Bankruptcy Code. Seller shall, consistent with the Bankruptcy Case and pursuant to any order of the Bankruptcy Court, use its best efforts to promptly comply with and perform any obligations under the Assumed Contracts arising from and after the Effective Date and through the Closing Date. In the Sale Motion, or in such additional or subsequent motions as may be appropriate, Seller will seek authority to assume and assign the Assumed Contracts to Buyer (or Buyer’s Designee) in accordance with §365 of the Bankruptcy Code. All Assumed Contracts shall be assigned to and assumed by Buyer (or Buyer’s designee) at Closing. Subject to the following right of Seller to reject any Contract, the final determination of which

Contracts Seller will assume and assign to Buyer shall be within the sole discretion of Buyer and Buyer shall be responsible for curing all defaults with respect to any Assumed Contracts.

(b)      Rejected Contracts. Schedule 5.14(b) will be delivered by Seller on or prior to the Schedule Delivery Date and will contain an initial schedule of Rejected Contracts. On or prior to one (1) day prior to the Bid Deadline, Buyer may by written notice to Seller designate additional Contracts as Rejected Contracts to be included in an amended Schedule 5.14(b). Upon any such amendment to Schedule 5.14(b), Schedule 2.01(e) shall be amended accordingly. Subsequent to the Bankruptcy Court’s entry of the Buyer Protection and Bidding Procedures Order and prior to Closing, Seller shall consult with Buyer about any Rejected Contract Seller seeks to reject and consider in good faith Buyer’s opinions on any such rejection, in recognition of Buyer’s bona fide interest in preserving to the maximum extent possible the Contracts that Buyer believes are reasonably necessary to the continued operation and financial viability of the Business after Closing, but Seller shall have the right in its discretion to reject any Contract other than any Assumed Contract that in its judgment Seller believes must be rejected to maintain the viability of the Business prior to the Closing Date or to comply with any order of the Bankruptcy Court. In addition, subject to the approval of the Bankruptcy Court and after receipt of Buyer’s prior written consent (which shall not be unreasonably withheld) Seller may assume any Rejected Contract if the total cost of completing such Rejected Contract would be materially less costly than the reasonably anticipated damages that would be payable by Seller in connection with a claim for material breach of such Rejected Contract. In the event that Seller should assume any such Rejected Contract, Buyer shall, to the extent permitted by Legal Requirements, grant to Seller a non-exclusive, royalty-free license to use or exploit those items constituting Intellectual Properties as may be reasonably necessary to perform such Rejected Contract assumed by Seller pursuant to this Section 5.14(b) and the Completed Contracts.

5.15    Bankruptcy Court Approval.

(a)      Seller shall use its best efforts to obtain Bankruptcy Court approval of the Sale Order which, among other things, will contain findings of fact and conclusions of law (i) finding that this Agreement was proposed by the Parties in good faith and represents the highest and best offer for the Assets and should be approved; (ii) finding that Buyer is a good faith purchaser and is entitled to the protections of § 363(m) of the Bankruptcy Code and that the provisions of § 363(n) of the Bankruptcy Code have not been violated; (iii) authorizing and directing Seller to enter into this Agreement and sell only the Assets to Buyer pursuant to this Agreement and §§ 363 and 365 of the Bankruptcy Code, free and clear of all liens, claims, interests, liabilities and Encumbrances (including any and all “interests” in the Assets within the meaning of § 363(f) of the Bankruptcy Code), other than the Assumed Liabilities and the Permitted Encumbrances, such that Buyer shall not incur any liability as a successor to the Business; (iv) authorizing and directing Seller to execute, deliver, perform under, consummate and implement, this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing;

(v) finding that Buyer is not a successor in interest to Seller; (vi) finding that Buyer is not otherwise liable for Excluded Liabilities; (vii) finding that Buyer’s acquisition of the Assets and assumption of the Assumed Liabilities does not reflect a significant continuity of the business of the Debtor and permanently enjoins each and every holder of an Excluded Liability from commencing, continuing or otherwise pursuing or enforcing any remedy, claim or cause of action against Buyer relative to such Excluded Liability; (viii) finding that the sale of the Assets does not constitute a sub rosa plan of reorganization; and (ix) directing the Seller, at the direction of the Buyer, to immediately consummate the sale of the Assets without awaiting the expiration of any applicable time period for appealing the Sale Order; and (x) abrogating the ten day stay otherwise provided by Bankruptcy Rules 6004 and 6006.

(b)      Seller shall use its best efforts to obtain Bankruptcy Court approval of the Executory Contract Assumption and Assignment Order.

(c)      Seller shall use its best efforts to obtain Bankruptcy Court approval of the Buyer Protection and Bidding Procedures Order which, among other things, (i) approves and makes binding the Seller’s entry into this Agreement, (ii) approves the Break-Up Fee, Termination Fee and Expense Reimbursement, (iii) provides that Buyer’s claim to the Break-Up Fee, Termination Fee and Expense Reimbursement shall, in the event the Seller elects to pursue a Stand Alone Plan, be entitled to superpriority administrative claim treatment in the Bankruptcy Case, senior to all other superpriority claims, and in the event the Seller elects to sell the Assets to a Qualified Bidder, constitute a first priority lien against and be paid out of the proceeds of the sale to such Qualified Bidder, (iv) establishes a date by which initial Qualified Bids must be submitted, (v) establishes the Sale Hearing procedures for an auction at which only Qualified Bidders who have previously submitted a Qualified Bid may bid, (vi) sets the Minimum Incremental Bid Amount at Three Million Four Hundred Thousand Dollars ($3,400,000) Cash for the initial incremental bid and Two Million Dollars ($2,000,000) Cash for any additional incremental bids and (vii) requires Seller to promptly provide a copy of any Qualified Bid to Buyer and to any Qualified Bidder who has submitted a Qualified Bid.

(d)      Seller shall promptly make any filings, take all actions, and use its best efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the Transaction, subject to its obligations to comply with any order of the Bankruptcy Court.

(e)      In the event an appeal is taken, or a stay pending appeal is requested, from the Sale Order, the Executory Contract Assumption and Assignment Order or the Buyer Protection and Bidding Procedures Order, Seller shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer within one (1) Business Day a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from either of such orders.

(f)       Buyer shall cooperate in providing such information and evidence as is necessary to obtain the orders described in this Section 5.15.

5.16    Transfer Taxes.

In accordance with §1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Case, and as such shall be free and clear of any and all stamp tax or similar taxes. If the Sale Order so provides, Seller shall use its best efforts to ensure that the instruments transferring the Assets to Buyer shall contain the following endorsement:

“Because this (instrument) has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware, in contemplation of a plan of reorganization of the Grantor, it is exempt from any law imposing a stamp tax or similar tax pursuant to 11 U.S.C. §1146(c).”

In the event real estate transfer Taxes are required to be paid in order to record the deeds to be delivered to Buyer in accordance herewith, or in the event any such Taxes are assessed at any time thereafter, such real estate transfer Taxes incurred as a result of the transactions contemplated hereby shall be paid by Buyer. In the event sales, use or other transfer Taxes are assessed at Closing or at any time thereafter on the transfer of any other Assets, such Taxes incurred as a result of the transactions contemplated hereby shall be paid by Buyer.

5.17    Non-Solicitation.

From and after the Effective Date, neither Seller nor any of their respective members, directors, employees, accountants, attorneys, or other agents or representatives shall directly or indirectly solicit or enter into discussions regarding a Competing Proposal; provided, however, that notwithstanding the foregoing, after entry of the Buyer Protection and Bidding Procedures Order, Seller shall be entitled to give such notice of the Buyer Protection and Bidding Procedures Order as the Bankruptcy Court requires to respond to and discuss any Competing Proposals from a Qualified Bidder, to provide information, including due diligence materials, to Qualified Bidders and to negotiate and discuss any Qualified Bid or as required to allow Seller to satisfy its fiduciary duties in accordance with the advice of Seller’s counsel, provided, further, however, that Seller shall provide Buyer with copies of all Competing Proposals and other related communications received from third parties within one Business Day after Seller’s receipt thereof.

5.18    Guaranty of Buyer’s Obligations.

Guarantor irrevocably and unconditionally guaranties the performance of Buyer’s obligations under this Agreement and payment of the Deposit, Purchase Price and any other amounts payable by Buyer to Seller under the terms of this Agreement that are not paid by Buyer when due.

6.         CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived in writing by Seller:

6.01    Representations and Warranties; Covenants.

(a)      Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Effective Date and, except where expressly limited to a specific date, on and as of the Closing Date.

(b)      Each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date shall have been complied with and performed in all material respects, including the obligations of Buyer in Section 8.03.

6.02    Adverse Actions or Proceedings.

No Governmental Authority shall have taken any action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the Transaction, and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the Transaction; provided that the parties shall have used their respective reasonable best efforts to cause any such order to be vacated or lifted.

6.03    Pre-Closing Confirmations.

Seller shall have obtained documentation or other written evidence reasonably satisfactory to Seller that Seller and Buyer have received or will receive all consents, approvals, authorizations and clearances of Governmental Authorities required of it to consummate the transactions contemplated hereby and that all applicable waiting periods under the HSR Act have expired.

7.         CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, unless waived in writing by Buyer:

7.01    Representations and Warranties; Covenants.

(a)      Each of the representations and warranties of Seller contained in this Agreement shall be true, complete and correct in all material respects on and as of the Effective Date and, except where expressly limited to a specific date, on and as of the Closing Date.

(b)      Each and all of the terms, covenants and agreements to be complied with or performed by Seller on or before the Closing Date shall have been complied with or performed in all material respects, including the obligations of Seller in Section 5.18 and Section 8.02.

7.02    Pre-Closing Confirmations and Contractual Consents.

Buyer shall have obtained or received from Seller documentation or other evidence reasonably satisfactory to Buyer that:

(a)      Seller and Buyer have received all consents, permits, approvals, authorizations and clearances of Governmental Authorities required to consummate the transactions herein contemplated;

(b)      the Sale Order, Executory Contract Assumption and Assignment Order and the Buyer Protection and Bidding Procedures Order have been entered by the Bankruptcy Court and have become Final Orders, unless Buyer, in its sole discretion, waives the requirement that one or more of these Orders be a Final Order;

(c)      Buyer has obtained such other consents and approvals as may be legally or contractually required for Buyer’s consummation of the transactions described herein;

(d)      Seller, at Buyer’s expense, shall have cured all defaults (whether monetary or non-monetary) under the Assumed Contracts; and

(e)      all applicable waiting periods under the HSR Act have expired.

7.03    Adverse Actions or Proceedings.

No Governmental Authority shall have taken any action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the Transaction; and there shall not be in effect any order restraining, enjoining or otherwise preventing consummation of the Transaction; provided that the parties shall have used their respective reasonable best efforts to cause any such order to be vacated or lifted.

7.04    Deliveries at Closing.

Seller shall have delivered to Buyer, in form reasonably acceptable to Buyer and approved by Buyer’s counsel, deeds, bills of sale, assignments or other instruments of transfer, and estoppels, consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer the Assets and all agreements, instruments, certificates or other documents contemplated or required to be executed by Seller pursuant to this Agreement.

8.         CLOSING; TERMINATION OF AGREEMENT

8.01    Closing.

(a)      Consummation of the sale and purchase of the Assets and the Business and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202 at 10:00 A.M. on the second Business Day following satisfaction or waiver of the conditions set forth in Article 6 and Article 7, or at such time or place as the parties may mutually agree. Unless otherwise agreed in writing by the parties at Closing, the Closing shall be effective for accounting purposes as of 12:01 A.M. on the day following the Closing Date.

(b)      No later than ten (10) days prior to Closing, Buyer may designate one or more Affiliates to take title to the Assets, and references to instruments or agreements to be executed and delivered to or by Buyer in this Agreement at Closing shall apply to each such designee with respect to the Assets acquired by it. Buyer shall notify Seller prior to Closing of the names of such designees and, from and after Closing, the rights, privileges and benefits of this Agreement applicable to Buyer shall benefit each such designee, subject to the terms, covenants and conditions of this Agreement, with respect to the Assets acquired by it.

8.02    Action of Seller at Closing.

At the Closing unless otherwise waived in writing by Buyer, Seller shall deliver:

(a)      to Buyer deeds containing special warranties of title and where applicable assignments of lease, in form and substance reasonably acceptable to Buyer, fully executed by Seller in recordable form, conveying to Buyer good and marketable fee title to the owned Real Property and valid leasehold title to the leased Real Property, free and clear of all Encumbrances other than the Permitted Encumbrances;

(b)      to Buyer bills of sale and assignment, fully executed by Seller, in form and substance reasonably acceptable to Buyer, conveying to Buyer good and valid title to all Assets other than the Real Property, free and clear of all Encumbrances;

(c)      to Buyer assignments, fully executed by Seller, in form and substance acceptable to Buyer, conveying Seller’s interests in the Assumed Contracts to Buyer;

(d)      to Buyer copies of resolutions or equivalent instruments duly adopted by the governing body of Seller and, if required, the partners or members of Seller, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true and in full force and effect as of the Closing Date by the appropriate officers, members or partners of Seller;

(e)      to Buyer certificates of the duly authorized President or Vice President or similar officer of Seller certifying that, except where expressly limited to a specific date, each of the representations and warranties of Seller contained in this Agreement is true and correct on and as of the Closing Date in all material respects, and that each and all of the terms, covenant and agreements to be complied with or performed by Seller on or before the Closing Date have been complied with and performed in all material respects;

(f)       to Buyer certificates of incumbency or evidence of appropriate power of attorney for the respective directors or officers of Seller executing the Agreement and other Closing documents, dated as of the Closing Date;

(g)      to Buyer a certificate of good standing from the jurisdiction in which Seller is organized, dated within thirty (30) days prior to the Closing Date; and

(h)      to Buyer such other instruments, agreements, certificates and documents as Buyer reasonably deems necessary to effect the Transaction.

8.03    Action of Buyer at Closing.

At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver:

(a)      to Seller the Purchase Price;

(b)      to Seller an assumption agreement, fully executed by Buyer, in form and substance reasonably acceptable to Seller, pursuant to which Buyer shall assume the future payment and performance of the Assumed Liabilities;

(c)      to Seller copies of resolutions duly adopted by the governing body of Buyer authorizing and approving Buyer’s execution and delivery of this Agreement and the Transaction, certified as true and in full force and effect as of the Closing Date by an appropriate officer of Buyer,

(d)      to Seller certificates of the duly authorized President or a Vice President of Buyer certifying that, except as expressly limited to a specific date, each of the representations and warranties of Buyer contained in this Agreement is true and correct on and as of the Closing Date in all material respects, and that each and all of the terms, covenants and agreements to be complied with or performed by Buyer on or before the Closing Date have been complied with and performed in all material respects;

(e)      to Seller certificates of incumbency for the officers of Buyer executing this Agreement and other Closing documents, dated as of the Closing Date;

(f)       to Seller certificates of existence and good standing of Buyer from the jurisdiction in which it is incorporated, dated within thirty (30) days prior to the Closing Date; and

(g)      to Seller such other agreements, instruments and documents as Seller reasonably deems necessary to effect the Transaction.

8.04    Termination Prior to Closing; Break-Up Fee; Expense Reimbursement; Other Compensation.

(a)      Notwithstanding anything herein to the contrary, this Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, upon notice by the terminating party to the other parties:

(i)      at any time before the Closing, by mutual consent of Buyer and Seller, without penalty or payment;

(ii)     at any time prior to the entry of the Buyer Protection and Bidding Procedures Order, by either party without penalty or payment;

(iii)   at any time before the Closing, by Buyer on the one hand, or Seller on the other hand, in the event of material breach of this Agreement by the non-terminating party or if the satisfaction of any condition to such party’s obligations under this Agreement becomes impossible or impracticable with the use of commercially reasonable efforts and the failure of such condition to be satisfied is not caused by a breach by the terminating party;

(iv)    by Buyer:

(A)    if the Bankruptcy Court approves a Qualified Bid by a Qualified Bidder (including Buyer),

(B)    if Seller elects to pursue a Stand-Alone Plan;

(C)    if both the Sale Order and the Executory Contract Assumption and Assignment Agreement shall not have been entered by March 31, 2002 or if the auction contemplated in Section 5.15(c) does not occur by January 22, 2002 (but only if Buyer exercises such right to terminate within five (5) Business Days thereafter); or

(D)    if, during the Initial Due Diligence Period, Buyer’s due diligence investigation of the Business and the Assets reveals any matter that, in Buyer’s reasonable judgment or discretion, would or could give rise to any Adverse Consequences (but only if Buyer exercises such right to terminate within five (5) Business Days after expiration of the Initial Due Diligence Period). In the event of a dispute between Buyer and Seller with respect to this Section 8.04(a)(iv)(D), such matter shall be submitted to the Bankruptcy Court.

(b)      If this Agreement is validly terminated pursuant to this Section 8.04, this Agreement will be null and void, and there will be no Liability on the part of any party (or any of their respective officers, directors, trustees, employees, agents, consultants or other representatives) except that Seller’s obligations under Sections 8.04(c), (d) and (e) and Buyer’s obligations under Sections 8.04(c) and (f), if any, shall survive any termination and shall apply thereafter to the extent applicable and as set forth herein.

(c)      If, prior to the expiration of the Initial Due Diligence Period:

(i)      Buyer terminates this Agreement pursuant to Section 8.04(a)(iii), Seller (and the Escrow Agent, to the extent it is holding funds of Seller pursuant to Section 2.05(c)) shall pay Buyer or Buyer’s designee, as the case may be, by wire transfer of immediately available funds to an account designated by Buyer or such designee, the Termination Fee and the Expense Reimbursement on the first Business Day following the date on which Buyer terminates the Agreement and the Escrow Agent shall return to Buyer the Deposit and any accrued interest thereon; provided, however, that if within twelve (12) months after the Agreement is terminated, Seller consummates a transaction with respect to a Competing Proposal, Seller shall pay Buyer an amount equal to the Break-Up Fee less the Termination Fee, payable from the proceeds at closing of the transaction, or the first of any series of transactions, contemplated by the Competing Proposal; or

(ii)     Seller terminates this Agreement pursuant to Section 8.04(a)(iii), the Escrow Agent shall pay the Termination Fee to Seller or Seller’s designee, as the case may be, out of the Deposit by wire transfer of immediately available funds to an account designated by Seller or such designee. Such Termination Fee shall be paid on the first Business Day following the date on which Seller terminates the Agreement. The Escrow Agent shall return the remainder of the Deposit together with interest thereon to Buyer.

(d)      If Buyer terminates the Agreement pursuant to Section 8.04(a)(iv)(D), Seller shall pay Buyer or Buyer’s designee, as the case may be, by wire transfer of immediately available funds to an account designated by Buyer or such designee, the Expense Reimbursement on the third Business Day following the date on which Buyer delivers to Seller documentation of such amount and the Escrow Agent shall immediately return to Buyer the Deposit and any accrued interest thereon.

(e)      After the Initial Due Diligence Period has expired, provided that Buyer is not in default under this Agreement, Seller (and the Escrow Agent, to the extent it is holding funds of Seller pursuant to Section 2.05(c))shall pay Buyer or Buyer’s designee, as the case may be, the Break-Up Fee and the Expense Reimbursement by wire transfer of immediately available funds to an account designated by Buyer or such designee, in accordance with the following provisions:

(i)      if Buyer elects to terminate this Agreement pursuant to Section 8.04(a)(iv)(A), an amount equal to the Termination Fee and Expense

Reimbursement on the third Business Day after the Buyer delivers to Seller notice of such termination, and at the closing of a transaction involving a Qualified Bid by a Qualified Bidder other than Buyer that is approved by the Bankruptcy Court, the difference between the Break-Up Fee and the Termination Fee from the proceeds of the transaction; provided, however, that if Buyer is the Qualified Bidder with a Qualified Bid (other than this Agreement) approved by the Bankruptcy Court, then Buyer shall receive a credit at the closing of the transaction against the purchase price in and amount equal to the Break-Up Fee and Expense Reimbursement;

(ii)     if Buyer elects to terminate this Agreement pursuant to Section 8.04(a), (iii), or (iv)(C), on the third Business Day after the Buyer delivers to Seller notice of such termination.

In the event of termination by Buyer, the Escrow Agent shall immediately return to Buyer the Deposit and any accrued interest thereon.

(f)       If after entry of the Buyer Protection and Bidding Procedures Order, Buyer terminates the agreement pursuant to Section 8.04(a)(iv)(B), Seller shall pay Buyer or Buyer’s designee, as the case may be, by wire transfer of immediately available funds to an account designated by Buyer or such designee, the Break-Up Fee and Expense Reimbursement on the third Business Day following the date on which Buyer delivers to Seller notice of such termination and the Escrow Agent shall immediately return to Buyer the Deposit and any accrued interest thereon.

(g)      If Seller terminates this Agreement pursuant to Sections 8.04(a)(iii) after the Initial Due Diligence Period has expired and Seller is not in default under this Agreement, the Escrow Agent shall pay the Break-Up Fee to Seller or Seller’s designee, as the case may be, out of the Deposit, by wire transfer of immediately available funds to an account designated by Seller or such designee. Such Break-Up Fee shall be paid on the first Business Day following the date on which Seller terminates the Agreement. The Escrow Agent shall return the remainder of the Deposit together with interest thereon to Buyer.

(h)      Upon any termination of this Agreement, receipt of the fees set forth in this Section 8.04, if any, shall be the sole and exclusive remedy of the party receiving such fees for any termination hereof.

9.         GENERAL

9.01    Schedules.

The Schedules and all Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the

Schedule identifies the exception with reasonable particularity. Any statement, notation or other disclosure in any Schedule relates only to the particular section or subsection of the Agreement under which such statement, notation or disclosure is listed and does not apply to any other section or subsection of this Agreement.

9.02    Tax Effect.

None of the parties (nor such parties’ counsel or accountants) has made or is making in this Agreement any representation to any other party (or such party’s counsel or accountants) concerning any of the Tax effects or consequences on the other party of the transactions provided for in this Agreement. Each party represents that it has obtained, or may obtain, independent Tax advice with respect thereto and upon which it, if so obtained, has solely relied.

9.03    Reproduction of Documents.

This Agreement and all documents relating hereto, including consents, waivers and modifications that may hereafter be executed, the documents delivered at the Closing, and financial statements, certificates and other information previously or hereafter furnished to any party may be reproduced by any party by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the parties may destroy any original documents so reproduced. The parties stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the ordinary course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

9.04    Time of Essence.

As to Sections 2.05, 5.01, 5.14, and 8.04 only, time is of the essence in the performance of this Agreement. This Section 9.04 may be waived only in a writing signed by both Parties and expressly referring hereto.

9.05    Consents, Approvals and Discretion.

Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party that is not in such party’s sole discretion or either party must or may exercise discretion (other than its sole discretion), such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

9.06    Choice of Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflicts of laws rules. Each of the Parties hereby submits to the exclusive jurisdiction of the Bankruptcy Court and irrevocably waives, to the fullest extent permitted by law, any objection to the laying of venue of any such proceeding brought in such Bankruptcy Court and any claim that such Bankruptcy Court is an inconvenient forum; provided, however, that if the Bankruptcy does not accept jurisdiction of any proceeding, then the parties submit to the jurisdiction of the state and/or federal courts of Delaware.

9.07    Benefit; Assignment.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that Buyer may assign this Agreement, in whole or in part, to any Affiliate of Buyer. In the event Buyer elects to assign this Agreement in whole or in part to any Affiliate of Buyer, Buyer shall guaranty the performance of any and all obligations of such Affiliate hereunder.

9.08    No Third Party Beneficiary.

The terms and provisions of this Agreement (including provisions regarding employee and employee benefit matters) are intended solely for the benefit of the parties, and their respective successors and permitted assigns, and are not intended to confer third-party beneficiary rights upon any other Person. Any reference in this Agreement to one or more Employee Benefit Plans of Buyer or Seller includes provisions, if any, in such plans permitting their termination or amendment and any covenant in this Agreement to provide benefits under any Employee Benefit Plan shall not be deemed or construed to limit Buyer’s right to terminate or amend such plan of Buyer in accordance with its terms.

9.09    Waiver of Breach, Right or Remedy.

The waiver by any party of any breach or violation by another party of any provision of this Agreement or of any right or remedy of the waiving party in this Agreement (a) shall not waive or be construed to waive any subsequent breach or violation of the same provision, (b) shall not waive or be construed to waive a breach or violation of any other provision, and (c) shall be in writing and may not be presumed or inferred from any party’s conduct. Except as expressly provided otherwise in this Agreement no remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be in addition to every other remedy granted in this Agreement or now or hereafter existing at law or in equity, by statute or otherwise. The election of one or more remedies by a party shall not constitute a waiver of the right of such waiving party to pursue other available remedies. In addition to any other rights and remedies any party may have at law or in equity for breach of this Agreement, each party shall be entitled to seek an injunction to enforce the provisions of this Agreement.

9.10    Notices.

Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given if given in writing (a) on the date tendered by personal delivery, (b) on the date received by facsimile or other electronic means, (c) one day after the date tendered for delivery by nationally recognized overnight courier, or (d) three days after the date tendered for delivery by United States mail with postage prepaid thereon, certified or registered mail, return receipt requested, in any event addressed as follows:

If to Buyer:	Nucor Steel Alabama, LLC
2100 Rexford Road
Charlotte, North Carolina 28211
Attn: Joseph A. Rutkowski
Telephone: (704) 367-8677
Facsimile: (704) 367-8696

with a copy (that shall not
constitute notice) to:	Moore & Van Allen PLLC
Suite 4700
100 North Tryon Street
Charlotte, North Carolina 28202-4003
Attn: Ernest S. DeLaney III
Telephone: (704) 331-3519
Facsimile: (704) 339-5819

If to Seller:	Trico Steel Company, L.L.C.
P.O. Box 2243
Decatur, Alabama 35609-2243
Attn: Richard A. Veitch, President
Telephone: (256) 580-9530
Facsimile: (256) 301-0808

with a copy (that shall not constitute notice) to:	Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, Delaware 19899-0391
Attn: Craig D. Grear, Esquire
Telephone: (302) 571-6612
Facsimile: (302) 571-0453

or to such other address or number, and to the attention of such other Person, as any party may designate at any time in writing in conformity with this Section 9.10.

9.11    Misdirected Payments; Offset Rights.

Seller shall remit to Buyer with reasonable promptness any monies received by Seller constituting or in respect of the Assets, Assumed Contracts and Assumed Liabilities. Buyer shall remit to Seller with reasonable promptness any monies received by Buyer constituting or in respect of the Excluded Assets, Rejected Contracts, Completed Contracts and Excluded Liabilities. If any Person determines that funds previously paid or credited to Seller or the Business in respect of services rendered prior to the Closing Date have resulted in an overpayment or must be repaid, Seller shall be responsible for the repayment of said monies (and the defense of such actions), except to the extent that the repayment obligation was an Assumed Liability. If Buyer suffers any deduction to or offset against amounts due Buyer of funds previously paid or credited to Seller or the Business in respect of services rendered prior to the Closing Date, Seller shall immediately pay to Buyer the amounts so billed or offset upon demand, except to the extent that such amounts represent billings in excess of cost and revenues recognized under the Assumed Contracts. Any amounts due Buyer by Seller, or due Seller by Buyer, may be offset against monies or other funds held by the party entitled to payment of such amounts.

9.12    Severability.

If any provision of this Agreement is held or determined to be illegal, invalid or unenforceable under any present or future law by a court of competent jurisdiction: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, Seller and Buyer agree to negotiate in good faith a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

9.13    Entire Agreement; Counterparts; Amendment.

This Agreement supersedes all prior or contemporaneous contracts, agreements and understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the subject matter of this Agreement and no party shall be entitled to benefits other than those specified herein. As between or among the parties, any oral or written representation, agreement or statement not expressly incorporated herein, whether given prior to or on the Effective Date, shall be of no force and effect unless and until made in writing and signed by the parties on or after the Effective Date. Each representation, warranty and covenant contained in this Agreement has independent significance and if any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative level of specificity) that such party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. This Agreement may be executed in two (2) or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may not be amended except in a written instrument executed by the parties.

9.14    Survival.

The representations and warranties contained in this Agreement and in any Schedule or certificate delivered pursuant to this Agreement shall not survive consummation of the transactions contemplated by this Agreement and shall expire immediately after the Closing.

9.15    Drafting.

No provision of this Agreement shall be interpreted for or against any Person on the basis that such Person was the draftsman of such provision, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

9.16    Confidentiality.

The provisions of the confidentiality agreement between Buyer and Seller dated June 13, 2001 are hereby incorporated by this reference as if fully set forth herein and shall apply and remain in full force and effect through the Closing Date.

9.17    Publicity.

No party to this Agreement shall prior to the Closing, without prior consultation with the other parties to the extent practicable under the circumstances taking into account applicable laws and stock exchange requirements, make any public disclosure with respect to the Transaction, any negotiations or discussions concerning the Transaction or the existence of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple originals by their duly authorized officers as of the Effective Date.

SELLER: TRICO STEEL COMPANY, L.L.C.
By:	/s/ RICHARD A. VEITCH

Name:	Richard A. Veitch

Title:	President & CEO

BUYER: NUCOR STEEL ALABAMA, LLC
By:	/s/ DANIEL R. DIMICCO

Name:	Daniel R. DiMicco

Title:	President

GUARANTOR NUCOR CORPORATION
By:	/s/ DANIEL R. DIMICCO

Name:	Daniel R. DiMicco

Title:	President & Chief Executive Officer

[Letterhead of Nucor Corporation]

January 18, 2002

Trico Steel Company, LLC
Post Office Box 2243
Decatur, AL 35609-2243
Attention: Mr. Richard A. Veitch, President

Re:  Trico/Nucor Asset Purchase Agreement

Gentlemen:

Reference is made to that certain Asset Purchase Agreement (the “Agreement”) by and among Trico Steel Company, LLC (“Trico”), Nucor Steel-Alabama, LLC (“NSA”) and Nucor Corporation (“Nucor”) (collectively, the “Parties”) dated as of November 9, 2001. Capitalized terms in this letter shall have the meaning ascribed to them in the Agreement. With respect to the Agreement, the Parties agree to the following factual and legal matters:

A.       The due diligence investigation conducted by NSA revealed Adverse Consequences, which entitle NSA pursuant to Sections 8.04(a)(iv)(D) and 8.04(d) of the Agreement to terminate the Agreement, to receive the Expense Reimbursement and to receive the return of its Deposit and any accrued interest thereon.

B.         Trico has materially breached its representations and warranties set forth in Section 3.08 of the Agreement with respect to the condition of all equipment included within the Assets, and the amount reasonably necessary to cure such breach is $3,300,000.

C.        The Alabama Department of Environmental Management (“ADEM”) has orally informed Trico that Trico is in violation of the NOx limitation of its PSD permit. ADEM has recently taken action decreasing the discharge limitation for oil and grease and total suspended solids in Trico’s NPDES permit. These actions of ADEM constitute actions made by a Governmental Authority as a result of which NSA reasonably and in good faith deems it inadvisable to proceed with the Transaction and are conditions precedent to the obligations of NSA in the Agreement as set forthh in Section 7.03 of the Agreement.

D.       The SO2 limitations of Trico’s PSD permit are too stringent to allow for reasonable commercial operation of the Business, and the proposed amendment to such permit prepared by Trico has not been submitted to or approved by ADEM. Accordingly, NSA has not received a permit from a Governmental Authority required to consummate the transactions contemplated under the Agreement, which is a condition precedent to the obligations of NSA in the Agreement as set forth in Section 7.02(a) of the Agreement.

Trico Steel Company LLC
January 18, 2002

Based upon the foregoing, the Parties further agree as follows:

1.        The Parties agree to a cure amount of $3,300,000 for the breach by Trico of its representations and warranties set forth in Section 3.08 of the Agreement. Such amount will be deducted by NSA from the Purchase Price. NSA agrees to waive any further remedies with respect to such breach.

2.        The Parties agree that the current status of the PSD and NPDES permits constitute a failure to satisfy the conditions precedent set forth in Section 7.02(a) and Section 7.03 of the Agreement. NSA and Trico agree to cooperate in good faith to obtain amendments to these permits in accordance with the emissions limitations that will be set forth in the permit amendment applications. NSA will take the lead in such effort and will pay all of its out-of-pocket expenses associated therewith.

3.        As set forth in Section 8.01 of the Agreement, the Closing will take place on the second Business Day following satisfaction or waiver of the foregoing conditions precedent, which the Parties believe will occur by August 30, 2002.

4.        NSA waives its right to terminate the Agreement due to Adverse Consequences as set forth in Section 8.04(a)(iv)(D) of the Agreement. NSA also waives its right to terminate the Agreement pursuant to Section 8.04(a)(iii) with respect to a material breach of Section 3.08 or Section 3.11(a) of the Agreement.

5.        If the amendments to the pennits contemplated in paragraph 2 above cannot or will not be obtained prior to August 30, 2002, NSA may terminate the Agreement upon notice to Trico and in such event Trico shall pay the Expense Reimbursement to NSA; however, in such event NSA waives its right to receive the Breakup Fee.

6.        If there is any inconsistency between this letter and any provision of the Agreement, the provisions of this letter shall be controlling and the Agreement shall be deemed to be amended accordingly.

By signing this letter, Nucor, on behalf of itself and its wholly owned med subsidiary, NSA, agrees to all of the matters and things set forth in this letter. The agreement of Trico to the same is acknowledged by the signature of its appropriate officer set forth below.

Sincerely, Nucor Corporation
/s/ JOSEPH A. RUTKOWSKI
Joseph A. Rutkowski Executive Vice President-Nucor Vice President-Nucor Steel Alabama, LLC

Agreed to and Accepted by: Trico Steel Company, LLC
/s/ RICHARD A. VEITCH
By: RICHARD A. VEITCH , President